UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8 – K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report:  August 16, 2004

QUIXOTE CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number  0-7903

DELAWARE	36-267537
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

35 EAST WACKER DRIVE, CHICAGO, ILLINOIS	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (312) 467-6755

Item 5.  Others Events and Regulation FD Disclosure.

On August 16, 2004, the Registrant issued a press release announcing its fourth quarter and year-end fiscal 2004 financial results.

Management also disclosed certain estimates about fiscal year 2005, which may be considered important to certain stockholders.  Specifically, management estimates for fiscal 2005, consolidated gross profit margins in the range of 31% to 35%, selling and administrative expenses in the range of 22% to 25% of sales and an effective income tax rate of 38%.  In addition, management has budgeted fiscal 2005 capital expenditures at $4.5 million, amortization and depreciation expense to be in the range of $5.5 million and interest expense to be approximately $2.5 million.  Sales for the first quarter of 2005 are estimated to be approximately $37,000,000.

The Company’s gross profit margin for the fourth quarter of fiscal 2004 decreased to 34.2% from 40.5% for last year’s fourth quarter.  This was due principally to lower gross margins in the Inform segment related to lower than expected sales volumes at U.S. Traffic, and to lower gross margins at Peek Traffic.   The gross profit margin for U.S. Traffic and Peek Traffic combined was approximately 20% for the fourth quarter of fiscal 2004.  The gross profit margin for the Inform segment excluding acquisitions, was approximately 30% for the fourth quarter of fiscal 2004.  The gross profit margins for the Protect and Direct segment also declined for the fourth quarter of fiscal 2004 as compared to the prior year, principally related to the decline in sales volume.

The Company entered into an amendment to its bank credit facility, modifying certain financial covenants and granting a security interest in the majority of the Company’s assets with the exception of certain real property, and is in compliance with its debt covenants as of June 30, 2004.  However, based upon current projections for fiscal 2005, the Company believes it is possible that the Company will violate two of the financial covenants as of September 30, 2005.  The Company is currently in discussions with its bank group and believes it is probable that a waiver will be obtained.  However, if a waiver is not obtained, the outstanding amount against the credit agreement, $44,000,000 as of June 30, 2004, would be classified as a current liability and the Company would renegotiate a new credit agreement.

The Company is developing a plan to rationalize portions of the U.S. Traffic and Peek Traffic operations.  Although the Company is currently refining estimates related to the plan, the total projected annual savings could be several million dollars with costs estimated at approximately $1 million.  During July 2005, the Company incurred approximately $100,000 in costs relating to this plan in severance costs in terminating approximately 20 employees.

The conference call was recorded and is available for replay through Monday, August 23, 2004.  To access the replay, please call 706-645-9291 and enter passcode 8790305; the recorded web cast will also be available at www.quixotecorp.com.

Actual results may differ materially from those expressed or implied by the forward-looking statements contained in this report.  For those statements, the Registrant claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Item 7.  Financial Statements and Exhibits.

The following Exhibit is included herein:

99           Press Release issued by Quixote Corporation, dated August 16, 2004

Item 12.  Results of Operations and Financial Condition.

Attached hereto as Exhibit 99, and incorporated by reference herein, is a press release issued by Quixote Corporation announcing its fourth quarter and year-end fiscal 2004 financial results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUIXOTE CORPORATION

DATE:	August 16, 2004	/s/ Daniel P. Gorey
DANIEL P. GOREY
Vice President, Chief Financial Officer and Treasurer (Chief Financial & Accounting Officer)

EXHIBIT INDEX

Exhibits:

99            Press Release issued by Quixote Corporation dated August 16, 2004